UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 23, 2012

AISystems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52296	20-2414965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 Centerville Road Wilmington, DE 19808
(Address of principal executive offices) (Zip Code)

(302) 351 2515
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 23, 2012 the sole member of the board of directors of AISystems, Inc. (the “Company”) approved the appointment of Jeff Coe as the Chief Operating Officer of the Company. Jeff Coe (the “Officer”) has not entered into an employment agreement with the Company.

The following is certain biographical and other information regarding the newly appointed Officer:

Jeff Coe, 39, was raised in Queensland, Australia where he studied Commerce at the University of Queensland. After university, Jeff traveled the world and chose to settle in Denmark. Jeff attended Tiegtens Business College from 1999 to 2001 and enrolled  in a pioneering business course focusing on Ecommerce.  After winning a startup competition for his innovative business model in his final year, Jeff founded his first technology startup with the winnings named Halfahead.com.

In 2003 Jeff moved back to Australia and joined as Director of Sales and Marketing for Mercury Mobility (now Mnet Group) and grew the company from 4 employees to +100 in less than 18 months. In July of 2007 the company went public on the Australian stock exchange.

In 2008 Jeff invested in the German video platform sevenload and took on the responsibilities of expanding the company internationally and managing all licensing rights to content holders. At the end of 2009, Jeff exited sevenload when it was acquired by Burda Media group. Jeff then became Managing Director of Linden Ventures, an early stage accelerator based in Berlin working with and investing in early stage technology companies.

In January 2012, Jeff stepped down as the Managing Director of Linden Ventures, however maintains a non executive role as Venture Partner.

Additionally Jeff holds the role as investor and board member of several European technology companies and has been a mentor for Tech Stars Europe and Seed Camp as well as being named one of Europe’s top 100 most influential technology experts (The Telegraph).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AISYSTEMS, INC.

Date: March 23, 2012	By:	/s/ David Haines
David Haines
Chief Executive Officer